Exhibit 10.1

APPENDIX NO 1
to
LICENCE AGREEMENT NO: 2004-85
between
Endeavour Operating Corporation. ( Licensee )
and
PGS Exploration (UK) Ltd ( PGS )

This is an Appendix (including confirmation of order) to the Agreement referred to above, which is the PGS Exploration (UK) Ltd General Licence Agreement for Use of PGS Proprietary Data. This Appendix takes precedence over the Agreement in cases where those differ.

1.	Survey	:	PGS MC3D Holland MegaSurvey

2.	Survey area (sq. km)	:	approx. 30,000 sq. km

3.	Location	:	Southern North Sea – Holland

4.	Licence commitment	:	15,000 sq. km

5.	Licensing price	:	£40 per sq. km ( see Attachment 1 )

Total licensing price : £600,000

6.	Payment schedule	:	45% on signing of Appendix
25% on December 31, 2004 ( or pro rata balance of data
merged at that time )
10% on start of interpretation (Q.1 2005)
10% end April 2005 or completion of 50% of
interpretation of Licensee area in 4) above, whichever
is later.
10% on completion of study and delivery of all products
Final Completion Date & Final Invoicing dependent on
Final Tile request from Endeavour (January 10, 2005 or
deadlines adjusted accordingly).
Payments due 30 days after receipt of invoice

7.	Group escalation	:	n/a — single company licence only

8.	Licence group	:	n/a – single company licence only

9.	Date of commitment	:	23rd December 2004

10.	Deliverables available	:	See Attachment 1

11.	Any other specific terms	:	See Attachment 1

PGS — PGS Exploration (UK) Ltd	LICENSEE – Endeavour International Corporation

/s/David J. Griffiths Signature	/s/ Michael D. Cochran Signature

David J. Griffiths Print Name V.P. Contracts & Global Sales Print Title 1/10/05 Date	Michael D. Cochran Print Name EVP — Exploration Print Title 1/10/5 Date

Attachment 1 to Appendix no.1

PGS Holland Mega Survey Interpretation Packages

5. Licence Price

With reference to the Deliverables given for the SNS survey as described in Schedule C Licence Agreement For Use Of North Sea Mega Merge Seismic Data between PGS Exploration (UK) Ltd and NSNV Inc., dated 16 December 2003.

License to merged MegaSurvey data
License Price includes all Standard Interpretation Delivery Items
License to Horizon Attribute Package (ref. Item 5).

This does not include a licence to the Depth Conversion or ER Mapper Package (price £ 1.50 ea.); nor cost and shipping of deliverables

10. Deliverables available

The details of the Holland Mega Survey Deliverables are not yet defined, but will include deliverables similar in form to the Deliverables given for the SNS survey as described in Schedule C Licence Agreement For Use Of North Sea Mega Merge Seismic Data between PGS Exploration (UK) Ltd and NSNV Inc., dated 16 December 2003.

This will include:

i). All the Deliverables for the Standard Delivery Items. Details of well data to be advised but will be similar to that for UK SNS.

The horizons for Holland will be similar to those for UK SNS

ii). The Optional Delivery items, it is anticipated that the Horizon Attribute Package, Depth Attributes Package and ER Mapper Package will be very similar to SNS UK.

PGS to supply detailed lists of Holland deliverables once these are available.

iii) Merged Data can be supplied in stages as separate tiles as these are merged together on an as required basis. Similarly, the interpretation can be supplied as whole tiles are completed.

11. Any other Specific Items

i) Uplift on Licensee gaining interest in acreage offshore Holland

Uplift Payments will apply with respect to PGS Proprietary Data only and at the following standard rates:

i) Holland

a)	Licensee becomes a member of a Bona Fide Group which holds or acquires an interest in, an exploration or production licence and where the Bona Fide Group has fully licensed the PGS Proprietary Data relevant to the geographical area covered by the exploration or production licence.

£ 750 per sq. km ( per company )

b)	Licensee becomes a member of a Bona Fide Group which holds or acquires an interest in an exploration or production licence where the Bona Fide Group has not fully licensed the PGS Proprietary Data relevant to the geographical area covered by the exploration or production licence.

£ 3,500 per sq. km ( per group )

c)	Licensee acquires an exploration or production licence relevant to the area covered by the Licensed PGS Proprietary Data.

£ 3,500 sq. km ( per group )

ii)	The uplift payments as specified in (i) above shall apply during the first five (5) years after the Commencement Date, shall reduce to 75% for years six (6) through ten (10) after the Commencement Date and reduce again to 50% of the rates in (ii) for years eleven (11) through to fifteen (15). The uplift payments as specified in (ii) shall cease to apply after fifteen (15) years from the Commencement Date.

2.	The reductions to the uplift rates referred to in (ii) above shall cease to apply and the rates shall return to those set out in (i) above, as applicable in the event that:

(a)	there is a change of control of the Licensee (as defined in Article 12) except in the circumstances described in Article 12.1(iii); or

(b)	the Licensee assigns its rights under this Agreement except to an Endeavour Affiliate as permitted under Article 13.2.

3.	Individual Uplift Payments will be paid in cash by Licensee within thirty (30) days of an invoice from PGS, up to a limit of USD five hundred thousand (USD500,000) per licence area and subject to a maximum combined total of USD 2 million (USD2,000,000) during the first three (3) years following the Commencement Date. Payment of the balance of any individual uplift payment over USD500,000 along with payment of any total amount in excess of USD two million (USD2,000,000) shall be, deferred. The terms of payment for the deferred amounts shall be agreed between the Parties, but if the Parties have not agreed in writing on an alternative method of payment, within two (2) years from the Date of the Appendix, then the deferred amounts shall be paid in cash to PGS thirty (30) days after two (3) years from the Date of the Appendix.

ii) Change of Control
For licences involving MegaSurvey data, Clause 12.1(iii) will be applicable.

iii) Data Access to small companies (from Clause 9.3 of original Licence Agreement between PGS Exploration (UK) Ltd and NSNV Inc dated 16 December 2003 )
Subject to the Licensee having paid any applicable Uplift Payment due under Clause 9.1, a Group Member with whom the Licensee has entered into a joint venture or other contractual arrangement providing for joint contractual or equity interests in all or part of any license covered by the Data shall be entitled to receive from PGS a license to the relevant Data at no additional charge, where the Group Member complies with the requirements set out in (i) below or, where applicable on open file or brokerage data, subject to that Group Member having paid an amount to PGS equivalent to any brokerage payment that PGS may be liable to pay to a third party in respect of granting such a licence to the Group Member. The licence granted by PGS to Group Member will include data over the equity licence acreage, plus a reasonable (approximate 2 km) periphery.

(i)	where the licence is a Holland licence, such Group Member has not held an interest in the Southern North Sea (defined as south of 56 deg north of latitude) except for companies or their Affiliates who do not hold or have not held an interest in Denmark, Holland or Germany and are qualified as per Clause 9.3 of the Licence Agreement For Use of North Sea Mega Merge Seismic Data between PGS Exploration (UK) Ltd and NSNV Inc dated 16 December 2003 for small companies who did not hold more than 2 licenses in the UK prior to UK’s 21st licensing round.

iv) Data Access of rebinned released surveys
At the request of Licensee from time to time, Licensee shall be entitled to receive a copy of Data from any released surveys which have been rebinned by PGS and may or may not have been merged into the MegaSurvey prior to delivery of the relevant tile from the MegaSurvey. Such delivery shall be charged depending on the source of those data (Halliburton PetroBank “Landmark” format = GBP4/km sq, PGS “Kingdom” format = GBP1/km sq).

v) 2-D / 3-D Post Stack Depth Migration
Licensee is interested in licensing 2-D / 3-D Post Stack Depth Migration data from the Holland MegaSurvey. PGS has proposed an outline test programme which is under discussion with Licensee with regard to its scope and pre-funding. Following completion of this test and analysis of the results, PGS and Licensee will negotiate in good faith for a further work programme of such migration to be carried out including options for exclusivity for periods of time for Licensee.

The scope of work and price will depend on the results of the test programme